MORRIS PUBLISHING ANNOUNCES
2008 THIRD-QUARTER RESULTS

AUGUSTA, Ga. (November 12, 2008)—Morris Publishing Group, LLC today reported a third-quarter loss from continuing operations of $163.2 million compared to income from continuing operations of $3.9 million last year. The third-quarter results reflect an impairment charge of $170.7 million to completely write-off goodwill in light of the current market conditions.

The income tax benefit from continuing operations was $7.2 million, compared to an income tax provision from continuing operations of $2.4 million last year. The write-down of goodwill resulted in only a small income tax benefit for financial reporting purposes because most of the goodwill is not deductible for income tax purposes.

Including income from discontinued operations, net income was $5.0 million during the third quarter of 2007.

Excluding the impairment charge, income from continuing operations before taxes was $0.3 million compared to $6.3 million last year.

Interest and loan amortization expense totaled $6.8 million, down $2.8 million from $9.6 million last year. At the end of the third quarter, the Company had $424 million in outstanding debt compared to $526 million at the end of the same period last year.

Excluding the impairment charge, our operating income was $6.9 million, down $8.9 million from $15.8 million during the third quarter last year.

Total operating revenues were $78.2 million, down $14.0 million, or 15.2%, from $92.2 million, with both the print advertising and the online employment classified advertising declines accelerating due to the slowing economy and the secular changes in our industry.

Total advertising revenue was down $14.3 million, or 19.0%, and circulation revenue, adjusted for the change in the way the company sells home delivery subscriptions in Florida, was down $0.4 million, or 3.1%.The retail, national and classified advertising revenue categories were down 12.0%, 7.5% and 28.7%, respectively.

Total operating expenses, excluding the impairment charge, were $71.4 million, down $5.0 million, or 6.6%, from $76.4 million, with labor and employee benefit costs down $3.6 million, or 10.2%; newsprint ink and supplements costs up $0.1 million, or 1.3%; and other operating costs, including depreciation and amortization, down $1.5 million, or 4.8%.

Commenting on the results, William S. Morris IV, Morris Publishing Group’s chief executive officer and president said, "This quarter’s acceleration of our decline in advertising revenue reflects one of the toughest advertising environments of our time.

“In response, we are focused on growing our online audience and positioning ourselves as the primary provider of local online information in all of our markets. Additionally, we are aggressively addressing our cost structure and are committed to driving efficiencies and improvements in all areas of our business as we move forward.”

For the first nine months, the loss from continuing operations was $155.6 million compared to income from continuing operations of $8.7 million during the same period last year. The income tax benefit from continuing operations was $3.6 million, compared to an income tax provision from continuing operations of $5.7 million for the first nine months last year.

Including income from discontinued operations, net income during the first nine months of 2007 was $10.7 million.

Excluding this year’s impairment charge and $9.3 million in pre-tax gains on repurchases of debt, income from continuing operations before taxes was $2.2 million, down $12.2 million from $14.4 million last year.

Interest and loan amortization expense totaled $21.7 million, down $6.7 million from $28.4 million last year.

For the first nine months of 2008, operating income, excluding the impairment charge, was $23.1 million, down $19.5 million from $42.6 million last year.

Total operating revenues were $243.1 million, down $36.5 million, or 13.0%, with advertising revenue down $37.6 million, or 16.4%, and circulation revenue, adjusted for the change in the way the company sells home delivery subscriptions in Florida, down $0.8 million, or 1.8%. The retail, national and classified advertising categories were down 10.9%, 7.0% and 24.1%, respectively.

Total operating expenses, excluding the impairment charge, were $220.1 million, down $17.0 million, or 7.2%, with labor and employee benefits costs down $9.3 million, or 8.5%, newsprint, ink and supplements costs down $2.1 million, or 7.2%, depreciation and amortization expense down $2.2 million, or 17.1%; and other operating costs down $3.3 million, or 3.9%.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.

A conference call will be held Wednesday, November 12, 2008, at 10:00 a.m. Eastern Time. In order to participate, please call 1-888-677-5720 ten (10) minutes prior to the scheduled start. The pass code and leader’s name listed below will be required to join the conference call:

LEADER:	MR. STEVE STONE
PASS CODE:	MORRIS PUBLI

To access the Audio Replay of this call, all parties can:

1. Go to the URL:  https://e-meetings.verizonbusiness.com
2. Choose Audio Streaming under Join Events
3. Enter the conference number and pass code.

PASS CODE:	MORRIS PUBLI
CONFERENCE NUMBER:	2522158

Replays of the conference call are available for 30 days after the live event at the URL link.

For further information, please contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236

Third-quarter and nine-month results follow:

Morris Publishing Group, LLC
Condensed Consolidated Statements of Income
(unaudited)

	Three Months		Nine Months
	Ended		Ended
(Dollars in thousands)	September 30,		September 30,
	2008	2007	2008	2007

NET OPERATING REVENUES:
Advertising	$60,915	$75,224	$191,424	$229,001
Circulation	15,293	14,503	44,757	43,050
Other	2,038	2,514	6,944	7,553
Total net operating revenues	78,246	92,241	243,125	279,604
OPERATING EXPENSES:
Labor and employee benefits	31,936	35,566	99,933	109,221
Newsprint, ink and supplements	9,191	9,071	27,991	30,153
Other operating costs (excluding depreciation and amortization)	26,795	28,233	81,651	84,998
Write-down of intangible assets	170,685	-	170,685	-
Depreciation and amortization expense	3,472	3,564	10,497	12,669
Total operating expenses	242,079	76,434	390,757	237,041
Operating (loss) income	(163,833)	15,807	(147,632)	42,563
OTHER EXPENSES (INCOME) :
Interest expense, including amortization of debt issuance costs	6,776	9,614	21,654	28,370
Gains on repurchases of debt	-	-	(9,271)	-
Interest income	(201)	(1)	(671)	(5)
Other, net	(53)	(75)	(125)	(160)
Total other expenses, net	6,522	9,538	11,587	28,205
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(170,355)	6,269	(159,219)	14,358
(BENEFIT) PROVISION FOR INCOME TAXES	(7,154)	2,357	(3,650)	5,683
(LOSS) INCOME FROM CONTINUING OPERATIONS	(163,201)	3,912	(155,569)	8,675

INCOME FROM DISCONTINUED OPERATIONS, NET OF PROVISIONS FOR INCOME TAXES	-	1,049	-	2,021

NET (LOSS) INCOME	$(163,201)	$4,961	$(155,569)	$10,696